Exhibit 10.7

                            VON HOFFMANN CORPORATION
                               1000 CAMERA AVENUE
                            ST. LOUIS, MISSOURI 63126

                                DECEMBER 6, 2002



Mr. Robert A. Uhlenhop
6 Claycrest
St. Louis, Missouri 63131

Dear Mr. Uhlenhop:

                     This is to confirm our agreement relating to your separation from employment. You are hereby referred to (x) that certain Amended and Restated Employment Agreement, dated as of June 21, 2002 (the "Employment Agreement"), by and among Von Hoffmann Holdings Inc. ("Holdings"), Von Hoffmann Corporation (the "Company") and you, and (y) that certain letter, dated November 26, 2002, from the Company and Holdings to you pursuant to which the Company and Holdings notified you of your termination of employment (such letter, the "Termination Letter").

                     1. In consideration of the terms hereof, your employment with the Company and its affiliates, and the Employment Period under the Employment Agreement, ended effective as of the close of business, November 26, 2002. In addition to any salary payments owing for the final payroll period through November 26, 2002 and whatever vested rights you may have under the Company retirement and 401(k) plans, you shall receive the following payments and benefits (provided that you do not revoke this agreement pursuant to the last sentence of this agreement), less any applicable payroll deductions required by law, which shall be in lieu of any other payments, severance compensation or benefits to which you otherwise might be entitled:




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                (a)     All accrued but unpaid salary through November 26, 2002;

                (b) $250,000, payable in 24 equal semi-monthly payments of $10,416.67 in accordance with the Company's normal payroll practices;

                (c) A lump-sum payment of $300,000, payable by the Company on the eighth day after the date of your execution of this agreement; and

                (d) Continued benefits after the date hereof to the extent provided in Sections 2.3(c)(ii)(B), (C)(y), (E), (F) and
                        (H) of the Employment Agreement.


The foregoing payments and benefits are being paid or provided, as applicable, pursuant to and as contemplated by Sections 2.4(e)(i) and 2.4(g) of the Employment Agreement; it being understood that the Company has agreed to make the payment contemplated by paragraph 1(c) above in a lump-sum and not over a 12-month period, which it was entitled to do under Section 2.4(g) of the Employment Agreement.

                     In addition, the Company will reimburse you for legal expenses incurred by you in connection with the negotiation of this agreement up to a maximum of $2,000.

                     2. In consideration of the terms hereof, you have agreed to and do waive any claims you may have for employment by the Company, Holdings or any of their respective subsidiaries and have agreed not to seek such employment or reemployment by the Company in the future. You have further agreed to and do release and forever discharge the Company, its parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, employees and agents from any and all claims and causes of action,



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known or unknown, arising out of or relating to your employment by or with the
Company, Holdings or any of their respective subsidiaries or the termination thereof, including, but not limited to, wrongful discharge, breach of contract, tort, fraud, defamation, the Civil Rights Acts, Age Discrimination in Employment Act, Americans with Disabilities Act, Employee Retirement Income Security Act, Family Medical Leave Act or any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. This release does not include your right to enforce the terms of this agreement, and does not include any right to indemnification you may have as a director, officer or employee pursuant to applicable law and/or the Company's or Holdings' certificate of incorporation and bylaws.

                     3. Concurrently with the execution of this agreement, you agree to, and do hereby, resign from all directorships and officerships held by you with the Company or any of its affiliates (other than as a director of Holdings, to which you will continue to be entitled in accordance with and pursuant to Section 3.2 of the Employment Agreement) and, if requested, you shall deliver a letter in form and substance satisfactory to the Company further evidencing such resignations. You acknowledge that you are no longer the Chief Executive Emeritus and Special Advisor to the Chief Executive Officer of the Company and are no longer the Chairman of the Board of Holdings. The Company acknowledges that you will be considered a "retiree" of the Company and, accordingly, will be entitled to all of the rights and privileges generally accorded the Company's retirees, including, but not limited to, invitations to company functions to the extent extended to retirees generally; provided,



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however, that this sentence shall in no way expand the benefits to which you may be entitled under this agreement, the provisions of the Employment Agreement that survive the termination thereof as provided herein or any applicable pension or retirement savings plan of the Company.

                     4. You agree to return to the Company with five (5) days of your execution of this agreement all company property and documents in your possession, custody or control, including, without limitation, credit cards, keys, instructional and policy manuals, mailing lists, computer software, financial and accounting records, reports and files, and any other physical or personal property which you obtained in the course of your employment with the Company, Holdings or any of their respective subsidiaries and you further agree not to retain copies of any such documents, excluding publicly available documents and documents relating directly to your own compensation and employee benefits. Notwithstanding the foregoing, you shall be allowed to keep any computer provided for your use during your employment with the Company, provided that you immediately make such computer available to representatives of the Company for the purpose of purging all proprietary Company information from such computer, and you may retain the cellular phone provided for your use during your employment with the Company, provided that you shall be responsible for any and all charges related to such cellular phone and shall promptly transfer the billing of such phone from the Company to you personal account and provide the Company with evidence of such transfer.

                     5. You acknowledge that in the course of your employment with the Company, Holdings and their respective subsidiaries you have acquired information concerning the Company, Holdings and their respective subsidiaries which is not publicly available, including non-public financial information and trade secrets ("Proprietary Information"). You agree that you will keep such



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Proprietary Information confidential pursuant to the terms Section 2.5 of the
Employment Agreement. You acknowledge and agree that, notwithstanding anything to the contrary, Sections 2.5, 2.6 and 2.7 of the Employment Agreement shall continue in full force and effect and you agree to be bound by such provisions pursuant to their terms; it being understood that, for clarification purposes, the Non-Compete Period (as defined in Section 2.7(a) of the Employment Agreement) shall be the period of time commencing on the date hereof and ending two years commencing after the last payment to be paid under paragraph 1(b) above is received by you. You also agree that you will be entitled to receive the payments and benefits set forth in paragraphs 1(b) and 1(d) above if, and only if, you do not breach the provisions of Sections 2.5, 2.6 and 2.7 of the Employment Agreement.

                     6. You agree to keep the terms of this agreement confidential to the extent practicable and as permitted by law.

                     7. Neither by offering to make nor by making this agreement does either party admit any failure of performance, wrongdoing, or violation of law.

                     8. Except (x) with respect to Sections 2.3(c)(ii)(B), 2.3(c)(ii)(C)(y), 2.3(c)(ii)(E), 2.3(c)(ii)(F), 2.3(c)(ii)(H), 2.5, 2.6, 2.7,
3.2, Sections 3.5 through 3.15 and the last sentence of Section 3.1 (solely as it is referred to in Sections 2.3(c)(ii)(E) and 2.3(c)(ii)(F) of the Employment Agreement) of the Employment Agreement, which shall survive and continue in full force and effect, and (y) for the Termination Letter (other than the first sentence of the last paragraph thereof, which sentence is superceded hereby), this agreement sets forth the entire understanding of the parties and supersedes any and all prior agreements, oral or written, relating to your employment by or



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with the Company, Holdings and their respective subsidiaries or the termination thereof and any payments, severance compensation or other benefits due or payable to you upon termination of employment. This agreement may not be modified except by a writing, signed by you and by a duly authorized officer of the Company and Holdings. This agreement shall be binding upon your heirs and personal representatives, and the successors and assigns of the Company and Holdings.

                     9. Whenever possible, each provision of this agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                     10. This agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

                     11. You acknowledge that before entering into this agreement, you have had the opportunity to consult with any attorney or other advisor of your choice, and you have been advised to do so if you choose. You further acknowledge that you have entered into this agreement of your own free will, and that no promises or representations have been made to you by any person to induce you to enter into this agreement other than the express terms set forth herein. You further acknowledge that you have read this agreement and



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understand all of its terms, including the waiver and release of claims set forth in paragraph 2 above.


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                     If the foregoing is acceptable to you, please sign AND DATE a copy of this agreement where indicated below and return it to Robert Mathews. You may take up to 21 days from today to consider, sign and return this agreement. In addition, you may revoke the agreement after signing it, but only by delivering a signed revocation notice to Robert Mathews within seven days of your signing this agreement.


                                     Very truly yours,

                                     VON HOFFMANN CORPORATION


                                     By: /s/ Robert Mathews
                                         --------------------------------------
                                          Robert Mathews
                                          Chief Executive Officer



                                     VON HOFFMANN HOLDINGS INC.


                                     By: /s/ Robert Mathews
                                         --------------------------------------
                                          Robert Mathews
                                          Chief Executive Officer

ACCEPTED AND AGREED:


/s/ Robert A. Uhlenhop
------------------------------------
Robert A. Uhlenhop


December 6, 2002
------------------------------------
Date Signed







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